Exhibit 10.7

SUBORDINATION AND INTERCREDITOR AGREEMENT

AGREEMENT (this “Agreement”), made and entered into this        day of June, 2005, by and among COMVEST INVESTMENT PARTNERS II LLC, a Delaware limited liability company (the “Senior Creditor”), HOLOGIC, INC., a Delaware corporation (the “Junior Creditor”), and FISCHER IMAGING CORPORATION, a Delaware corporation (the “Company”);

W I T N E S S E T H:

WHEREAS, the Senior Creditor and the Company are parties to a Note and Warrant Purchase Agreement dated as of February 22, 2005 (as amended, the “Senior Loan Agreement”), pursuant to which, among other things, (a) the Senior Creditor has made loans to the Company in the aggregate outstanding principal amount of $7,000,000, which loans are represented by (i) a Senior Secured Promissory Note (Replacement Note) of the Company dated February 22, 2005 in the principal amount of $5,000,000, and (ii) a Senior Secured Promissory Note of the Company dated March 30, 2005 in the principal amount of $2,000,000 (each a “Senior Note” and collectively the “Senior Notes”), and (b) the Senior Creditor may hereafter purchase additional senior secured promissory notes from the Company, which may be evidenced by one or more additional senior secured promissory notes of the Company (the “Additional Notes”); and

WHEREAS, the obligations of the Company to the Senior Lender under or pursuant to the Senior Loan Agreement, the Senior Notes, any Additional Notes and the other Senior Loan Documents (as such term is hereinafter defined), whether now existing or hereafter arising, are secured by substantially all of the assets of the Company, pursuant to the Security Agreement dated as of February 22, 2005 by the Company in favor of the Senior Lender and certain financing statements, collateral assignments and related documents (collectively, the “Senior Security Documents”) under and pursuant to the Senior Loan Agreement; and

WHEREAS, on or about the date hereof, the Junior Creditor proposes to make a subordinated loan to the Company in the principal amount of $5,000,000 pursuant to a Loan Agreement of even date herewith by and between the Junior Creditor and the Company (the “Junior Loan Agreement”), which loan is evidenced by a Promissory Note of the Company of even date herewith in the principal amount of $5,000,000 (the “Junior Note”); and

WHEREAS, the obligations of the Company to the Junior Creditor under the Junior Loan Agreement, the Junior Note and the other Junior Loan Documents (as such term is hereinafter defined) are secured by substantially all of the assets of the Company, pursuant to a Security Agreement, a Patent Security Agreement, and a Trademark Security Agreement, each of even date herewith and certain financing statements, collateral assignments and related documents (collectively, the “Junior Security Documents”) under and pursuant to the Junior Loan Agreement;

WHEREAS, the Senior Creditor and the Junior Creditor wish to confirm their agreements and understandings with respect to the relative priorities of their respective claims and liens against the Company and its assets, as more particularly set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  In addition to those terms defined elsewhere in this Agreement, the following terms shall have the following meanings wherever used in this Agreement:

“Asset Purchase Agreement” means the Asset Purchase Agreement of even date herewith between the Company and the Junior Creditor, as in effect on the date hereof.

“Code” means the United States Bankruptcy Code as in effect from time to time.

“Junior Debt” means all obligations existing, arising under or pursuant to the Junior Loan Documents, as same may be amended, extended or otherwise modified from time to time; provided, however, that for avoidance of doubt, the Junior Debt shall not include any monetary obligations of the Company pursuant to Section 7.3 of the Asset Purchase Agreement so long as such obligations are not secured by any collateral.

“Junior Liens” means all liens, security interests, pledges and other encumbrances of any kind, in, to or in respect of any assets or properties of the Company, held from time to time by the holder or holders of Junior Debt as collateral security for the payment and/or performance of Junior Debt, including but not limited to those liens, security interests and other encumbrances created and/or evidenced by the Junior Security Documents.

“Junior Loan Documents” means the Junior Loan Agreement, the Junior Note, the Junior Security Documents, and any and all other agreements or instruments executed and delivered pursuant thereto or in respect thereof.

“Permitted Payments” means scheduled payments of principal, accrued interest and any attorneys’ fees under the Junior Note as and when same become due and payable on the scheduled payment dates set forth in the Junior Note.

“Senior Debt” means all loans, indebtedness, liabilities and other obligations of any kind owing by the Company under any or all of the Senior Loan Documents (as same may be amended, extended or otherwise modified from time to time), whether for principal, interest (including, without limitation, any and all interest accruing upon and after the commencement of any proceedings under the Code, whether or not such interest is allowed in any such proceeding), fees (including, without limitation, forbearance fees), costs, expenses or otherwise, however evidenced, and however created, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended; provided, however, that the Senior Debt shall not include any prepayment premiums.

“Senior Liens” means all liens, security interests, pledges and other encumbrances of any kind, in, to or in respect of any assets or properties of the Company, held from time to time by the holder or holders of Senior Debt as collateral security for the payment and/or performance of Senior Debt, including but not limited to those liens, security interests and other encumbrances created and/or evidenced by the Senior Security Documents.

“Senior Loan Documents” means the Senior Loan Agreement, the Senior Notes, the Senior Security Documents, and any and all other agreements and instruments executed and delivered pursuant thereto or in respect thereof.

“Standstill Period” shall mean the 180-day period commencing on the date on which the Junior Creditor gives notice to the Senior Creditor that there has occurred and is continuing an Event of Default (as such term is defined in the Junior Loan Agreement) within any of clauses (a), (d), (e), (g), (h), (j) or (k) of the definition thereof contained in the Junior Loan Agreement or by reason of any material non-compliance by the Company with its obligations under Section 5.1 of the Asset Purchase Agreement; provided, however, that if, during such 180-day period, the Senior Creditor shall take action to sue upon or otherwise enforce the Senior Debt, or foreclose or exercise other substantive remedies with respect to the Senior Liens, then the Standstill Period shall be deemed to be tolled on the date on which the initial such action by the Senior Creditor occurred and such Standstill Period shall continue immediately upon the Senior Creditor’s failure to pursue or otherwise continue such action(s).

2.             Subordination of Junior Debt; Standstill.

(a)           Subject to Sections 2(b) and 2(c) below, the Junior Creditor will not ask, demand, accelerate, sue for, enforce, take, collect or receive, by set-off or in any other manner, any payments on or in respect of the Junior Debt (whether of principal, interest, collection costs or otherwise) from the Company, or any successor or assign of the Company, including, without limitation, a receiver, trustee or debtor-in-possession (the term “Company” hereinafter shall include any such successor and assign of the Company), or from any other person, firm, partnership, corporation or other entity for the benefit of the Company, unless and until the earlier of (i) all of the Senior Debt (exclusive of contingent indemnification obligations to the extent that no claim giving rise thereto has been asserted) shall have been fully paid and satisfied with interest (including, without limitation, any and all interest accruing upon and after the commencement of any proceedings under the Code, whether or not such interest is allowed in any such proceeding), and the Senior Loan Agreement and all other Senior Loan Documents have been terminated, or (ii) the expiration or termination of the Standstill Period.  Upon the expiration or termination of the Standstill Period, the Junior Creditor may, to the extent provided in the Junior Loan Documents, accelerate, enforce and sue for collection of the Junior Debt, provided that any collection(s) made by the Junior Creditor shall be subject to Section 5 below.

(b)           Notwithstanding the provisions of Section 2(a) above, the Company may pay to the Junior Creditor, and the Junior Creditor may accept from the Company, the Permitted Payments as and when due and payable in accordance with the Junior Note, provided that no Event of Default (as such term is defined in the Senior Loan Agreement on the date hereof), which has not been waived by the Senior Creditor (provided that forbearance shall not be deemed a waiver), then exists or would exist after giving effect to such payment.  The Junior Creditor hereby acknowledges that an Event of Default under the Senior Loan Agreement has occurred and is continuing, and will likely continue indefinitely until and after Permitted Payments become due and payable under the Junior Note.  Furthermore, nothing herein contained shall be deemed to prohibit or impair the ability of the Company to pay, and the Junior Creditor to collect and receive, payment of the Junior Debt by means of offset, at the time of the closing of the transactions under the Asset Purchase Agreement, against the purchase price payable by the Junior Creditor under the Asset Purchase Agreement .

(c)           To the extent that the Permitted Payment is not made when due, the Senior Creditor shall have the right (but not the obligation) to cure any failure by the Company to make such Permitted Payment by making such payment on behalf of the Company to the Junior Creditor. Any such payment made by the Senior Creditor shall be charged to the Company and treated as the purchase of an Additional Note (regardless of whether the Senior Loan Agreement contemplates or otherwise permits the purchase of an Additional Note in such principal amount) on substantially the same terms and conditions as the Senior Notes.

3.             Priorities in Collateral and Remedies.

(a)           Notwithstanding anything to the contrary contained in the Junior Loan Documents or in any other agreement between the Company and the Junior Creditor, and notwithstanding the time, order or method of attachment or perfection as between the Senior Liens and the Junior Liens, or the time or order of filing or recording of financing statements or other evidences of liens or security interests, the Junior Creditor acknowledges and agrees that all Senior Liens shall have absolute and unconditional priority over any and all Junior Liens, to the full extent of all Senior Debt.

(b)           Anything contained in Section 2 above to the contrary notwithstanding,  unless and until the earlier of (i) the date on which all Senior Debt (exclusive of contingent indemnification obligations to the extent that no claim giving rise thereto has been asserted) has been indefeasibly paid and satisfied in full in cash, or (ii) the expiration or termination of the Standstill Period (provided that the Senior Creditor is not then making good faith efforts to exercise its enforcement remedies with respect to the Senior Liens), the Junior Creditor shall not, without the prior written consent of the Senior Creditor, seek to foreclose or exercise any other enforcement remedies with respect to any Junior Liens, or assert any claims or interests therein, or institute any legal proceedings with respect to the subject collateral, or take any other action, directly or indirectly, that would interfere in any manner with the rights of the holder of the Senior Liens, including but not limited to the exclusive right to foreclose upon and effect the sale or disposition of any collateral.  Upon the earlier to occur of the events described in clauses (i)

and (ii) of this Section 3(b), and provided that the Senior Creditor is not then making good faith efforts to exercise its enforcement remedies with respect to the Senior Liens, the Junior Creditor may effect foreclosure and exercise of its enforcement remedies with respect to the Junior Liens, provided that (A) any and all net proceeds realized therefrom shall be subject to Section 5 below, and (B) in the event that the Senior Creditor shall thereafter make good faith efforts to exercise its enforcement remedies with respect to the Senior Liens, the Junior Creditor shall suspend the exercise of its enforcement remedies so as not to interfere with the actions of the Senior Creditor.

(c)           If, as and when so requested by the Senior Creditor, the Junior Creditor shall (i) immediately release or otherwise terminate the Junior Liens in connection with and/or to facilitate the sale, realization upon or other disposition of collateral by the Senior Creditor, or by the Company with the prior written consent of the Senior Creditor, in each case with respect to that collateral which is being sold, realized upon or otherwise disposed of, (A) in the ordinary course of the Company’s business, (B) prior to the declaration of an Event of Default by the Senior Creditor under the Senior Loan Agreement if the Senior Creditor in good faith believes that such sale, realization or disposition would realize fair value for the subject collateral and the net proceeds from the sale, realization or disposition of such collateral are applied to permanently reduce the Senior Debt, or (C) at any time on or after the declaration of an Event of Default by the Senior Lender under the Senior Loan Agreement, and (ii) immediately deliver such other release documents as the Senior Lender may reasonably require in connection therewith; provided, however, that notwithstanding any such release or termination of the Junior Liens, or any liquidation or disposition of collateral as aforesaid, the Junior Liens shall nonetheless attach to the proceeds of such collateral in the same priority as existed prior to such action.

4.             Priority; Grant of Authority.  In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company of the proceeds thereof to the creditors of the Company, or readjustment of the obligations and indebtedness of the Company, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of the Junior Debt, or the application of the assets of the Company to the payment or liquidation thereof, or upon the dissolution, liquidation, cessation or other winding up of the Company’s business, or upon the sale of all or substantially all of the Company’s assets (other than the sale of assets in accordance with the Asset Purchase Agreement in which the Junior Debt is offset against the purchase price otherwise payable by the Junior Creditor at the closing thereunder), then, and in any such event, (a) the holders of Senior Debt shall be entitled to receive payment in full in cash of any and all of the Senior Debt prior to the payment of all or any part of the Junior Debt, and (b) any payment or distribution of any kind or character, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Junior Debt shall be paid or delivered directly to the holders of Senior Debt for ratable application on any of the Senior Debt, due or not due, until such Senior Debt (exclusive of contingent indemnification obligations to the extent that no claim giving rise thereto has been asserted) shall have first been fully paid and satisfied.  In order to enable the Senior Creditor to enforce its rights hereunder in any of the aforesaid actions or proceedings, the Senior Creditor is hereby irrevocably authorized and empowered, in its discretion, to make and present for and on behalf of the Junior Creditor such proofs of claim against the Company on account of the Junior Debt as the Senior Creditor may deem expedient or proper (but only if the Junior Creditor does not make or present such proofs of claim within ten (10) days prior to the proof of claims filing bar date) and to vote such proofs of claim in any such proceeding (but only if the Junior Creditor does not timely vote such proofs of claim) and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any of the Senior Debt.  The Junior Creditor irrevocably authorizes and empowers the Senior Creditor to demand, sue for, collect and receive each of the aforesaid payments and distributions and give acquittance therefor and to file claims and take such other actions, in the Senior Creditor’s own name or in the name of the Junior Creditor or otherwise, as the Senior Creditor may deem necessary or advisable for the enforcement of this Agreement; and the Junior Creditor will execute and deliver to the Senior Creditor such powers of attorney, assignments and other instruments or documents, including notes (together with such assignments or endorsements as the Senior Creditor shall deem necessary), as may be requested by the Senior Creditor in order to enable the Senior Creditor to enforce any and all claims upon or with respect to any or all of the Junior Debt and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or with respect to the Junior Debt, all for the Senior Creditor’s own benefit.  Following payment in full of the Senior Debt, but subject to the rights of any other lienholders or creditors of the Company, the Senior Creditor will remit to the Junior Creditor, to the extent of the Junior Creditor’s interest therein, all dividends or other payments or distributions paid to and held by the Senior Creditor in excess of the Senior Debt.

5.             Payments Received by the Junior Creditor.

(a)           Except for Permitted Payments made subject to and in accordance with Section 2(b) above, in the event that, whether prior, during or subsequent to any Standstill Period, any payment, distribution, security or instrument, or any proceeds thereof, shall be received by the Junior Creditor upon or with respect to the Junior Debt or in respect of the Junior Liens prior to the payment in full in cash of the Senior Debt (exclusive of contingent indemnification obligations to the extent that no claim giving rise thereto has been asserted) and termination of the Senior Loan Agreement and all other Senior Loan Documents, the Junior Creditor shall receive and hold the same in trust as trustee for the benefit of the Senior Creditor, and shall forthwith wire transfer the amount of the same to the Senior Creditor, for application on any of the Senior Debt, due or not due, and, until so delivered, the same shall be held in trust by the Junior Creditor as the property of the Senior Creditor, and shall not be commingled with any other property of Junior Creditor. In the event of the failure of the Junior Creditor to make any such endorsement, assignment or transfer to the Senior Creditor, the Senior Creditor or any of its officers or employees, is hereby irrevocably authorized to make the same.

(b)           Any and all payments which are turned over by the Junior Creditor to the Senior Creditor pursuant to Section 5(a) above shall not be deemed to be payments on account of the Junior Debt, and the Junior Creditor shall be subrogated to the rights of the Senior Creditor with respect to such payments applied to the Senior Debt, provided that such rights of subrogation shall not be exercisable or enforceable unless and until the Senior Debt (exclusive of contingent indemnification obligations to the extent that no claim giving rise thereto has been asserted) is paid in full in cash and the Senior Loan Agreement and all other Senior Loan Documents are terminated.

6.             Ownership: Absence of Other Collateral.

(a)           The Junior Creditor warrants and represents that the Junior Creditor has not previously assigned or transferred any interest in the Junior Debt, that no other party owns any interest in the Junior Debt other than the Junior Creditor, and that the entire Junior Debt is owing only to the Junior Creditor; and the Junior Creditor covenants that the entire Junior Debt shall at all times continue to be owing only to the Junior Creditor except to the extent assigned or transferred to an assignee or transferee (which may include, without limitation, any prospective purchaser of any assets or business of the Company) who expressly agrees in writing, to and for the benefit of the Senior Creditor, to hold such Junior Debt subject to the terms of this Agreement.

(b)           The Junior Creditor further warrants and represents that, except for the collateral described in and subject to the Junior Security Documents, no collateral security of any kind has been granted or exists for the purpose of securing, in any manner, the payment of any Junior Debt; and the Company agrees not to grant, and the Junior Creditor agrees not to receive or accept, any collateral security for the Junior Creditor other than as set forth in the Junior Security Documents.  Any lien or security interest purported to be granted in violation of this Section 6(b) shall be null and void ab initio, and of no force or effect.

7.             No Amendment; Instrument Legend.

(a)           None of the stated terms of the Junior Loan Documents, as presently in effect, may be altered, amended or otherwise modified, without the prior written consent of the Senior Creditor, in any manner such as would (i) change the stated interest rate, payment terms or maturity thereof in any manner adverse to the Company, (ii) require any payments to be made thereunder of any amounts greater than, or at any dates earlier than, those presently provided for therein, (iii) increase or modify the collateral security therefor or thereunder, or (iv) in any manner increase or otherwise alter the Company’s obligations thereunder in any manner adverse to the Company.

(b)           The Junior Note will be inscribed with a legend, and each other Junior Loan Document will include provisions, conspicuously indicating that payment thereof and thereunder and all rights of the Junior Creditor thereunder are subject and subordinated to the claims of the holders of Senior Debt pursuant to the terms of this Agreement, and true and complete copies thereof will be delivered to the Senior Creditor. Any instrument, agreement or certificate evidencing or securing any of the Junior Debt, or any portion thereof, which is hereafter executed by the Company will, on the date thereof, be inscribed with the aforesaid legend or provision and a true and complete copy thereof will be delivered to the Senior Creditor on the date of its execution or within five (5) business days thereafter.

8.             Continuing Subordination: Nature of Subordination.

(a)           The Junior Creditor acknowledges and agrees that, to the extent the terms and provisions of this Agreement may be inconsistent with any of the Junior Loan Documents or any other such other agreement, instrument or document, the Junior Loan Documents and such other agreements, instruments and documents shall be deemed to be superseded by this Agreement.

(b)           This Agreement shall be irrevocable and shall remain in effect until the Senior Debt shall have been indefeasibly paid in full in cash and the Senior Loan Agreement and all other Senior Loan Documents have been terminated. This is a continuing agreement of subordination and the Senior Creditor may continue, at any time and without notice to the Junior Creditor, to extend credit or other financial accommodations and loan monies to or for the benefit of the Company on the faith hereof, in such amounts and on such terms and conditions as the Senior Creditor and the Company may agree; provided, however, that except as and to the extent otherwise provided in Section 2(c) above, the principal amount (exclusive of interest, fees, costs and expenses) of Senior Debt shall not exceed $10,000,000 without the prior written consent of the Junior Creditor.

(c)           The provisions of this Agreement are intended solely for the purpose of defining the relative rights of the holders of the Senior Debt (on the one hand) and the holders of the Junior Debt (on the other hand), and none of such provisions shall impair, as between the Junior Creditor and the Company, the obligations of the Company to make payments under the Junior Loan Documents in accordance with the terms thereof (subject to the terms and conditions of this Agreement).

9.             Additional Agreements Between the Company and the Senior Creditor.  The Senior Creditor may, at any time and from time to time, without in any way impairing or affecting the terms of or the Junior Creditor’s obligations under this Agreement, (a) enter into such agreement or agreements with the Company as the Senior Creditor may deem proper, extending the time of payment of or extending, increasing (subject to the proviso in Section 8(b) above), renewing or otherwise altering the terms of the Senior Loan Agreement, any other Senior Loan Document, or all or any of the Senior Debt, or affecting the Senior Liens or any guaranty underlying any or all of the Senior Debt, and (b) exchange, sell, release, surrender or otherwise deal with any such security or guaranties.

10.           Junior Creditor’s Waivers.  The Junior Creditor expressly waives all notice of the acceptance by the Senior Creditor of the subordination and other provisions of this Agreement and all other notices not specifically required pursuant to the terms of this Agreement; and the Junior Creditor expressly waives reliance by the Senior Creditor upon the subordination and other agreements as herein provided. The Junior Creditor acknowledges and agrees that (a) the

Senior Creditor has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Senior Loan Agreement or any other Senior Loan Document, or the collectibility of the Senior Debt, (b) the Senior Creditor shall be entitled to manage and supervise its financial arrangements with the Company in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, without affecting the validity or enforceability of this Agreement and without regard to the existence of any rights that the Junior Creditor may at any time have in or to any of the assets of Company, and (c) the Senior Creditor shall have no liability to the Junior Creditor for, and the Junior Creditor waives any claim which the Junior Creditor may now or hereafter have against the Senior Creditor arising out of, (i) any and all actions which the Senior Creditor, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in any existing or future collateral, actions with respect to the occurrence of a default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the Senior Loan Agreement or any other agreement related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of collateral, (ii) the Senior Creditor’s election, in any proceeding instituted under the Code, of the application of Section 1111(b)(2) of the Code, and/or (iii) any borrowing or grant of a security interest under Section 364 of the Code by the Company, as debtor in possession. Without limiting the generality of the foregoing, (A) the Junior Creditor waives the right to assert the doctrine of marshalling with respect to any of the assets of the Company, and consents and agrees that the Senior Creditor may proceed against any or all collateral in such order as the Senior Creditor shall determine in its sole discretion, (B) the Senior Creditor shall be under no obligation to account to or share information with the Junior Creditor with respect to any actions taken or collections made in respect of any collateral, except to the extent of any payment required to be made to the Junior Creditor pursuant to the last sentence of Section 4 above, and (C) if the Senior Creditor shall desire to provide financing to the Company under either Section 363 or Section 364 of the Code, the Junior Creditor agrees that adequate notice to the Junior Creditor shall have been provided for such financing if the Junior Creditor receives notice three (3) business days prior to the entry of the order approving such financing.

11.           Waivers and Amendments.  No waiver or amendment shall be deemed to be made by the Senior Creditor or the Junior Creditor of any of its rights hereunder, unless the same shall be in writing and signed by the party to be charged therewith, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Senior Creditor or the Junior Creditor or the obligations of either such party to the other such party in any other respect at any other time.

12.           Information Concerning the Company.  The Junior Creditor hereby assumes responsibility for keeping itself informed of the financial condition of the Company and of all other circumstances bearing upon the risk of non-payment of the Senior Debt and/or the Junior Debt that diligent inquiry would reveal, and the Junior Creditor hereby agrees that the Senior Creditor shall have no duty to advise the Junior Creditor of information known to the Senior

Creditor regarding such condition or any such circumstances. In the event that the Senior Creditor, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Junior Creditor, the Senior Creditor shall be under no obligation (a) to provide any such information to the Junior Creditor on any subsequent occasion, or (b) to undertake any investigation not a part of its regular business routine. The Junior Creditor hereby agrees that all payments received by the Senior Creditor may be applied, reversed, and reapplied, in whole or in part, to any of the Senior Debt, without affecting the validity or enforceability of this Agreement, and assents to any extension or postponement of the time of payment of the Senior Debt or to any other indulgence with respect thereto, to any substitution, exchange or release of all or any collateral and to the addition or release of any other party or person primarily or secondarily liable therefor.

13.           Notices.  Any and all notices hereunder shall be in writing and addressed to the party to be notified as follows:

If to the Senior Creditor:

ComVest Investment Partners II LLC

One North Clematis, Suite 300

West Palm Beach, Florida 33401

Attention: Carl Kleidman

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attention: Alan Annex, Esq.

Telecopier: (212) 801-6400

If to the Junior Creditor:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

Attention: Jack Cumming

Telecopier: (781) 276-0580

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attention: Philip J. Flink, Esq.

Telecopy: (617) 526-5000

If to the Company:

Fischer Imaging Corporation

12300 North Grant Street

Denver, Colorado 80241

Attention: Harris Ravine

Telecopier: (303) 450-4335

with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street

Suite 500

Denver, Colorado 80202

Attention: Ronald R. Levine, II, Esq.

Telecopier: (303) 893-1379

or to such other address as any party may designate for itself by notice.  Notice shall be deemed to have been duly given when (a) delivered personally or otherwise actually received, (b) sent by overnight delivery service, (c) mailed by first class United States mail, postage prepaid, registered or certified, with return receipt requested, or (d) sent by facsimile with facsimile confirmation of receipt (with duplicate notice sent by United States mail as provided above).

14.           CONSENT TO JURISDICTION; WAIVERS.  THE JUNIOR CREDITOR AGREES, IN RESPECT OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, TO THE EXCLUSIVE JURISDICTION OF ANY AND ALL LOCAL, STATE AND/OR FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, AND WAIVES ANY OBJECTION WHICH THE JUNIOR CREDITOR MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.  AT THE OPTION OF THE SENIOR CREDITOR, THE JUNIOR CREDITOR WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE SENIOR CREDITOR.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE SENIOR CREDITOR TO BRING ANY ACTION OR PROCEEDING AGAINST THE JUNIOR CREDITOR OR THE JUNIOR CREDITOR’S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

15.           Governing Law.  This Agreement shall (irrespective of the place where it is executed and delivered) be governed, construed and controlled by and under the laws of the State of New York (without giving effect to principles of conflicts of laws).

16.           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

17.           Captions.  The Section titles utilized in this Agreement are for convenience only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

18.           Counterparts.  This Agreement may be executed in any number of counterparts and by fax signature pages, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

19.           Severability.  In the event and to the extent that any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not effect the validity or enforceability of any other provisions of this Agreement, all of which shall remain fully enforceable as set forth herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on and as of the date first set forth above.

COMVEST INVESTMENT PARTNERS II LLC

By:	/s/ Larry E. Lenig, Jr.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir

FISCHER IMAGING CORPORATION

By:	/s/ Harris Ravine